Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2023 RESULTS

- Delivers Record Investment Activity and Strong Financial Results -

NEW YORK, NY, February 14, 2024 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced today its financial and operating results for the quarter and year ended December 31, 2023.

Fourth Quarter 2023 Highlights

•
Net earnings: $0.30 per share
•
Funds From Operations (“FFO”): $0.51 per share
•
Adjusted Funds From Operations (“AFFO”): $0.57 per share
•
Invested $61.8 million across 38 properties
•
Completed two redevelopment and revenue-enhancing capex projects

Full Year 2023 Highlights

•
Net earnings: $1.15 per share
•
FFO: $2.06 per share
•
AFFO: $2.25 per share
•
Invested a record $326.3 million across 81 properties
•
Completed five redevelopment and revenue-enhancing capex projects

“We are extremely proud of our financial results in 2023, which saw us grow base rental income by nearly 10% and AFFO per share by more than 5%, reflecting strong execution of our growth strategy,” stated Christopher J. Constant, Getty’s President & Chief Executive Officer. “We more than doubled our prior years’ investment activity by deploying $326 million of capital, while enhancing our convenience and automotive retail portfolio and maintaining our disciplined underwriting standards. Notably, we accomplished this during a challenging market environment while also sourcing nearly $300 million of new equity and debt capital that allowed us to accretively fund these investments.”

Mr. Constant continued, “As we look to 2024 and beyond, we expect to selectively add to our investment pipeline and utilize our strong credit profile, including increased cash flow from our growing portfolio, to deliver sustained earnings and dividend growth to our shareholders.”

Net Earnings, FFO and AFFO

All per share amounts are presented on a fully diluted per common share basis, unless stated otherwise. FFO and AFFO are “Non-GAAP Financial Measures” which are defined and reconciled to net earnings at the end of this release.

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Net earnings (a)	$16,512	$27,312	$60,151	$90,043
Net earnings per share (a)	$0.30	$0.57	$1.15	$1.88

FFO (a)	$27,362	$30,241	$106,065	$117,067
FFO per share (a)	$0.51	$0.63	$2.06	$2.44

AFFO	$30,720	$26,459	$115,808	$102,487
AFFO per share	$0.57	$0.55	$2.25	$2.14

(a)
Net earnings and FFO for the quarter and year ended December 31, 2022 included credits of $5.6 million and $22.2 million, respectively, related to the removal of reserves for unknown environmental remediation obligations at certain properties.

Select Financial Results

Revenues from Rental Properties

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Rental income (a)	$41,140	$37,683	$160,966	$147,150
Tenant reimbursement income	4,475	4,873	19,522	16,739
Revenues from rental properties	$45,615	$42,556	$180,488	$163,889

(a)
Rental income includes base rental income, additional rental income, if any, and certain non-cash revenue recognition adjustments.

For the quarter ended December 31, 2023, base rental income increased 12.4% to $42.5 million, as compared to $37.8 million for the same period in 2022.

For the year ended December 31, 2023, base rental income increased 9.5% to $161.8 million, as compared to $147.8 million for the same period in 2022.

The growth in base rental income was driven by incremental revenue from recently acquired properties, contractual rent increases for in-place leases, and rent commencements from completed redevelopments, partially offset by property dispositions.

Interest (Income) on Notes and Mortgages Receivable

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Interest on notes and mortgages receivable	$2,027	$565	$5,358	$1,699

The growth in interest earned on notes and mortgages receivable was driven by an increase in development funding advances and development funding rates.

Property Costs

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Property operating expenses	$5,458	$5,844	$23,112	$20,843
Leasing and redevelopment expenses	110	40	677	710
Property costs	$5,568	$5,884	$23,789	$21,553

The increase in property operating expenses for the year ended December 31, 2023 was primarily due to an increase in reimbursable real estate taxes, partially offset by lower rent expense and non-reimbursable real estate taxes.

Other Expenses

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Environmental expenses	$284	$(5,484)	$1,261	$(20,902)
General and administrative expenses	5,794	5,208	23,735	20,621
Impairments	1,273	1,318	5,243	3,545

The change in environmental expenses was primarily due to reductions in estimates related to unknown environmental liabilities. Specifically, during the quarter and year ended December 31, 2022, the Company concluded that there was no material continued risk of having to satisfy contractual obligations relating to preexisting unknown environmental contamination at certain properties. Accordingly, the Company removed $6.4 million and $23.5 million, respectively, of unknown reserve liabilities which had previously been accrued and which resulted in net credits of $5.6 million and $22.2 million, respectively, being recorded to environmental expenses. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of changes in reported environmental expenses for any one period, or a comparison to prior periods.

The increase in general and administrative expenses for the year ended December 31, 2023 was due to increased personnel costs, including $0.9 million of non-recurring retirement and severance costs and a $0.8 million increase in non-cash, stock-based compensation.

Impairment charges were driven by the accumulation of asset retirement costs at certain properties as a result of changes in estimated environmental liabilities, which increased the carrying values of these properties in excess of their fair values.

Portfolio Activities

Acquisitions and Development Funding

During the quarter ended December 31, 2023, the Company invested $61.8 million, including:

•
The acquisition of 16 properties for $31.1 million (net of prior period development funding advances $20.2 million). Acquired properties included 12 auto service centers, three express tunnel car washes, and one convenience store.
•
The acquisition of two under construction car wash properties for $6.2 million and a commitment to provide additional funding during the construction period to complete these projects.

•
Incremental development funding of $24.5 million for the construction of 20 new-to-industry express tunnel car washes and auto service centers. As of December 31, 2023, the Company had advanced aggregate development funding of $105.5 million for the development of properties that are either owned by the Company and under construction by our tenants, or which the Company expects to acquire via sale-leaseback transactions at the end of the respective construction periods.

During the year ended December 31, 2023, the Company invested a record $326.3 million, including the acquisition of 40 express tunnel car washes, 13 auto service centers, 12 convenience stores, and three drive-thru quick service restaurants.

Subsequent to year end, the Company invested approximately $18.6 million for the development and/or acquisition of nine express tunnel car washes, eight auto service centers and one convenience store.

Investment Pipeline

As of February 14, 2024, the Company had a committed investment pipeline of more than $67 million for the development and/or acquisition of 36 express tunnel car washes, convenience stores, and auto service centers. The Company expects to fund this investment activity, which includes multiple transactions with eight different tenants, over the next 6-9 months. While the Company has fully executed agreements for each transaction, the timing and amount of each investment is ultimately dependent on its counterparties and the schedules under which they are able to complete development projects and certain business acquisitions for which the Company is providing sale leaseback financing.

Redevelopments and Revenue Enhancing Capex

During the year ended December 31, 2023, rent commenced at three redevelopment properties, including two new auto parts store leased to AutoZone and a new-to-industry QuikTrip convenience store, all subject to long term, triple net leases. During the year ended December 31, 2023, the Company also provided funding for the expansion of two convenience stores located in the Hartford (CT) and Norwich (CT) metropolitan areas resulting in increased rents and extended lease terms.

Since 2015, the Company has completed 31 redevelopment and revenue-enhancing capex projects representing $20.3 million of incremental capital investment.

As of December 31, 2023, the Company had signed leases for three redevelopment projects, including two sites under construction and one site pending recapture from our net lease portfolio, and other potential projects in various stages of feasibility planning.

Dispositions

During the year ended December 31, 2023, the Company sold nine properties for gross proceeds of $11.9 million and recorded a net gain of $4.5 million on the dispositions, including four properties for gross proceeds of $7.2 million and a net gain of $3.1 million during the quarter ended December 31, 2023.

Balance Sheet and Capital Markets

As of December 31, 2023, the Company had $760 million of total outstanding indebtedness consisting of (i) $675 million of senior unsecured notes with a weighted average interest rate of 3.9% and a weighted average maturity of 6.5 years, (ii) a $75 million unsecured term loan with an interest rate of 6.1% and an initial maturity in October 2025, and (iii) $10 million outstanding on the Company’s $300 million unsecured revolving credit facility.

Available cash and equivalents were $3.3 million and the Company had $4.4 million of 1031 disposition proceeds in escrow.

Equity Capital Markets

During the quarter ended December 31, 2023, the Company settled 1.25 million shares of common stock subject to outstanding forward sale agreements in connection with the Company's follow-on public offering in February 2023 for net proceeds of approximately $40.6 million.

During the quarter ended December 31, 2023, the Company entered into forward sale agreements to sell approximately 831 thousand common shares for anticipated gross proceeds of $24.6 million through its ATM equity offering.

As of December 31, 2023, the Company had approximately 1.1 million shares subject to outstanding forward equity agreements under its ATM equity offering program, which upon settlement are anticipated to raise gross proceeds of approximately $32.2 million.

Debt Capital Markets

As previously announced, during the quarter ended December 31, 2023, the Company entered into a senior unsecured term loan (the "Term Loan") in an aggregate principal amount of $150.0 million. The Term Loan matures October 17, 2025, subject to one twelve-month extension exercisable at the Company's option.

The Term Loan is comprised of (i) an initial principal amount of $75.0 million that was funded at closing and used to repay amounts outstanding under the Company's revolving credit facility, and (ii) an additional principal amount of $75.0 million that can be funded in a single draw at the Company’s option any time on or prior to April 14. 2024.

In connection with the Term Loan, the Company entered into $150.0 million of interest rate swaps to fix SOFR at 4.73% until maturity. Including the impact of the swaps, the effective interest rate on the term loan is 6.13% based on the Company's consolidated total indebtedness to total asset value ratio as of December 31, 2023.

2024 Guidance

The Company reaffirms its most recent 2024 AFFO guidance of $2.29 to $2.31 per diluted share. The Company’s outlook includes completed transaction activity as of the date of this release, but does not include assumptions for any prospective acquisitions, dispositions, or capital markets activities (including the settlement of outstanding forward sale agreements or the funding of delayed draw term loan amounts).

The guidance is based on current assumptions and is subject to risks and uncertainties more fully described in this press release and the Company’s periodic reports filed with the SEC.

Webcast Information

Getty Realty Corp. will host a conference call and webcast on Thursday, February 15, 2024 at 8:30 a.m. EST. To participate in the call, please dial 1-877-423-9813, or 1-201-689-8573 for international participants, ten minutes before the scheduled start. Participants may also access the call via live webcast by visiting the investors section of the Company's website at ir.gettyrealty.com.

If you cannot participate in the live event, a replay will be available on Thursday, February 15, 2024 beginning at 11:30 a.m. EST through 11:59 p.m. EST, Thursday, February 22, 2024. To access the replay, please dial 1-844-512-2921, or 1-412-317-6671 for international participants, and reference pass code 13743178.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of December 31, 2023, the Company’s portfolio included 1,093 freestanding properties located in 40 states across the United States and Washington, D.C.

Non-GAAP Financial Measures

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), the Company also focuses on Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) to measure its performance.

FFO and AFFO are generally considered by analysts and investors to be appropriate supplemental non-GAAP measures of the performance of REITs. FFO and AFFO are not in accordance with, or a substitute for, measures prepared in accordance with GAAP. In addition, FFO and AFFO are not based on any comprehensive set of accounting rules or principles. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity. These measures should only be used to evaluate the Company’s performance in conjunction with corresponding GAAP measures.

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as GAAP net earnings before (i) depreciation and amortization of real estate assets, (ii) gains or losses on dispositions of real estate assets, (iii) impairment charges, and (iv) the cumulative effect of accounting changes.

The Company defines AFFO as FFO excluding (i) certain revenue recognition adjustments (defined below), (ii) certain environmental adjustments (defined below), (iii) stock-based compensation, (iv) amortization of debt issuance costs and (v) other non-cash and/or unusual items that are not reflective of the Company’s core operating performance.

Other REITs may use definitions of FFO and/or AFFO that are different than the Company’s and, accordingly, may not be comparable.

The Company believes that FFO and AFFO are helpful to analysts and investors in measuring the Company’s performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, the core operating performance of the Company’s portfolio. Specifically, FFO excludes items such as depreciation and amortization of real estate assets, gains or losses on dispositions of real estate assets, and impairment charges. With respect to AFFO, the Company further excludes the impact of (i) deferred rental revenue (straight-line rent), the net amortization of above-market and below-market leases, adjustments recorded for the recognition of rental income from direct financing leases, and the amortization of deferred lease incentives (collectively, “Revenue Recognition Adjustments”), (ii) environmental accretion expenses, environmental litigation accruals, insurance reimbursements, legal settlements and judgments, and changes in environmental remediation estimates (collectively, “Environmental Adjustments”), (iii) stock-based compensation expense, (iv) amortization of debt issuance costs and (v) other items, which may include allowances for credit losses on notes and mortgages receivable and direct financing leases, losses on extinguishment of debt, retirement and severance costs, and other items that do not impact the Company’s recurring cash flow and which are not indicative of its core operating performance.

The Company pays particular attention to AFFO which it believes provides the most useful depiction of the core operating performance of its portfolio. By providing AFFO, the Company believes it is presenting information that assists analysts and investors in their assessment of the Company’s core operating performance, as well as the sustainability of its core operating performance with the sustainability of the core operating performance of other real estate companies. For a tabular reconciliation of FFO and AFFO to GAAP net earnings, see the table captioned “Reconciliation of Net Earnings to Funds From Operations and Adjusted Funds From Operations” included herein.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. When the words “believes,” “expects,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” “outlook” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements include, but are not limited to, those regarding the company’s 2024 AFFO per share guidance, those made by Mr. Constant, statements regarding the recapture and transfer of certain net lease retail properties, statements regarding the ability to obtain appropriate permits and approvals, and statements regarding AFFO as a measure best representing core operating performance and its utility in comparing the sustainability of the company’s core operating performance with the sustainability of the core operating performance of other REITs.

Information concerning factors that could cause the company’s actual results to differ materially from these forward-looking statements can be found elsewhere from this press release, including, without limitation, those statements in the company’s periodic reports filed with the securities and exchange commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

-more-

GETTY REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share amounts)

	December 31,
	2023	2022
ASSETS:
Real Estate:
Land	$867,884	$802,010
Buildings and improvements	847,339	707,352
Investment in direct financing leases, net	59,964	66,185
Construction in progress	426	578
Real estate held for use	1,775,613	1,576,125
Less accumulated depreciation and amortization	(265,593)	(232,812)
Real estate held for use, net	1,510,020	1,343,313
Lease intangible assets, net	100,315	74,014
Real estate held for sale, net	2,429	3,757
Real estate, net	1,612,764	1,421,084
Notes and mortgages receivable	112,008	34,313
Cash and cash equivalents	3,307	8,713
Restricted cash	1,979	2,536
Deferred rent receivable	54,424	50,391
Accounts receivable	5,012	4,247
Right-of-use assets - operating	14,571	18,193
Right-of-use assets - finance	174	277
Prepaid expenses and other assets	18,066	22,541
Total assets	$1,822,305	$1,562,295
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Borrowings under Revolving Credit Facility	$10,000	$70,000
Senior Unsecured Notes, net	673,406	623,492
Term Loan, net	72,692	—
Environmental remediation obligations	22,369	23,155
Dividends payable	24,850	20,576
Lease liability - operating	16,051	19,959
Lease liability - finance	595	1,518
Accounts payable and accrued liabilities	46,790	43,745
Total liabilities	866,753	802,445
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value; 20,000,000 authorized; unissued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 53,952,539 and 46,734,790 shares issued and outstanding, respectively	540	467
Accumulated other comprehensive income (loss)	(4,021)	—
Additional paid-in capital	1,053,129	822,340
Dividends paid in excess of earnings	(94,096)	(62,957)
Total stockholders’ equity	955,552	759,850
Total liabilities and stockholders’ equity	$1,822,305	$1,562,295

GETTY REALTY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Revenues:
Revenues from rental properties	$45,615	$42,556	$180,488	$163,889
Interest on notes and mortgages receivable	2,027	565	5,358	1,699
Total revenues	47,642	43,121	185,846	165,588
Operating expenses:
Property costs	5,568	5,884	23,789	21,553
Impairments	1,273	1,318	5,243	3,545
Environmental	284	(5,484)	1,261	(20,902)
General and administrative	5,794	5,208	23,735	20,621
Depreciation and amortization	12,716	10,388	45,296	39,902
Total operating expenses	25,635	17,314	99,324	64,719
Gain on dispositions of real estate	3,139	8,777	4,625	16,423
Operating income	25,146	34,584	91,147	117,292
Other income, net	192	40	574	413
Interest expense	(8,826)	(7,312)	(31,527)	(27,662)
Loss on extinguishment of debt	—	—	(43)	—
Net earnings	$16,512	$27,312	$60,151	$90,043
Basic earnings per common share:
Net earnings	$0.30	$0.57	$1.16	$1.88
Diluted earnings per common share:
Net earnings	$0.30	$0.57	$1.15	$1.88
Weighted average common shares outstanding:
Basic	52,783	46,734	50,020	46,730
Diluted	52,880	46,891	50,216	46,838

GETTY REALTY CORP.

RECONCILIATION OF NET EARNINGS TO

FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Net earnings (a)	$16,512	$27,312	$60,151	$90,043
Depreciation and amortization of real estate assets	12,716	10,388	45,296	39,902
Gains on dispositions of real estate	(3,139)	(8,777)	(4,625)	(16,423)
Impairments	1,273	1,318	5,243	3,545
Funds from operations (FFO) (a)	27,362	30,241	106,065	117,067
Revenue recognition adjustments
Deferred rental revenue (straight-line rent)	24	(1,013)	(4,033)	(3,458)
Amortization of above and below market leases, net	(235)	(293)	(1,057)	(1,184)
Amortization of investments in direct financing leases	1,560	1,429	6,004	5,392
Amortization of lease incentives	283	295	1,098	1,198
Total revenue recognition adjustments	1,632	418	2,012	1,948
Environmental Adjustments
Accretion expense	163	222	585	1,259
Changes in environmental estimates	(127)	(5,910)	(302)	(23,837)
Environmental litigation accruals	—	—	—	279
Insurance reimbursements	—	(41)	(138)	(85)
Total environmental adjustments	36	(5,729)	145	(22,384)
Other Adjustments
Stock-based compensation expense	1,420	1,232	5,582	4,775
Amortization of debt issuance costs	459	239	1,211	946
Allowance for credit loss on notes and mortgages receivable and direct financing leases	(189)	50	(189)	50
Loss on extinguishment of debt	—	—	43	—
Retirement and severance costs	—	8	939	85
Total other adjustments	1,690	1,529	7,586	5,856
Adjusted Funds from operations (AFFO)	$30,720	$26,459	$115,808	$102,487

Basic per share amounts:
Net earnings	$0.30	$0.57	$1.16	$1.88
FFO (b)	0.51	0.63	2.07	2.45
AFFO (b)	0.57	0.55	2.26	2.14
Diluted per share amounts:
Net earnings	$0.30	$0.57	$1.15	$1.88
FFO (b)	0.51	0.63	2.06	2.44
AFFO (b)	0.57	0.55	2.25	2.14
Weighted average common shares outstanding:
Basic	52,783	46,734	50,020	46,730
Diluted	52,880	46,891	50,216	46,838

(a)
Net earnings and FFO for the three and twelve months ended December 31, 2022 included credits of $5.6 million and $22.2 million, respectively, related to the removal of reserves for unknown environmental remediation obligations at certain properties.
(b)
Dividends paid and undistributed earnings allocated, if any, to unvested restricted stockholders are deducted from FFO and AFFO for the computation of the per share amounts. The following amounts were deducted:

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
FFO	$642	$471	$2,624	$2,734
AFFO	721	473	2,865	2,394

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com